EXHIBIT 4.2

DIFFERENCE CAPITAL FINANCIAL INC.

ANNUAL INFORMATION FORM

For the year ended December 31, 2018

April 1, 2019

GENERAL INFORMATION

References

References in this annual information form (the “AIF”) to “Difference Capital”, the “Company”, “we”, “us”, “our” and words of similar meaning refer to Difference Capital Financial Inc.

Date of Information

Unless otherwise indicated, the information contained in this AIF is presented as at December 31, 2018.

Currency

All dollar amounts in this AIF are expressed in Canadian dollars unless otherwise indicated.

NOTE REGARDING FORWARD-LOOKING INFORMATION

Certain information contained in this AIF constitutes forward-looking information, which is information relating to possible events, conditions or results of operations of the Company, which are based on assumptions about future economic conditions and courses of action and which are inherently uncertain. All information other than statements of historical fact may be forward-looking information. Forward-looking information is often, but not always, identified by the use of words such as “seek”, “anticipate”, “budget”, “plan”, “continue”, “estimate”, “expect”, “forecast”, “may”, “will”, “project”, “predict”, “potential”, “target”, “intend”, “could”, “might”, “should”, “believe”, and similar words or phrases (including negative variations) suggesting future outcomes or statements regarding an outlook. Forward-looking information in this AIF includes, but is not limited to, statements with respect to: the Company’s investment approach, objectives and strategy, including its focus on specific sectors; the structuring of its investments and its plans to manage its investments; the Company’s financial performance; and its expectations regarding the performance of certain sectors.

Forward-looking information involves known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking information. The Company believes that the expectations reflected in the forward-looking information are reasonable but no assurance can be given that these expectations will prove to be correct. Some of the risks and other factors which could cause results to differ materially from those expressed in forward-looking information contained in this AIF include, but are not limited to: the nature of the Company’s investments; the liquidity of the Company’s portfolio; the available opportunities and competition for its investments; the concentration of its investments in certain industries and sectors; the Company’s dependence on its management team; risks affecting the Company’s investments; global political and economic conditions; investments by the Company in private issuers which have illiquid securities; management of the growth of the Company; exchange rate fluctuations; and other risks and factors discussed in this AIF under “Risk Factors”.

Although the Company has attempted to identify important factors that could cause actual events or results to differ materially from those described in forward-looking information, there may be other factors that cause events or results to differ from those intended, anticipated or estimated. Readers are cautioned that the foregoing list of risks and factors is not exhaustive. The forward-looking information contained in this AIF is provided as at the date of this AIF, based upon the opinions and estimates of management and information available to management as at the date of this AIF, and the Company undertakes no obligation to update publicly or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on forward-looking information contained in this AIF.

All of the forward-looking information contained in this AIF is expressly qualified by this cautionary statement.

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NOTE REGARDING NON-GAAP FINANCIAL MEASURES

This AIF contains references to “net asset value per share” (basic and fully diluted) (“NAV” or “Net Asset Value”), which is a non-IFRS financial measure. The basic NAV is calculated by subtracting the aggregate fair value of the liabilities of the Company from the aggregate fair value of the assets of the Company on the date on which the calculation is being made and NAV per share is NAV divided by the total number of common shares of the Company outstanding as at the measurement date. Fully diluted NAV is calculated by taking basic NAV and accounting for any dilutive impact of outstanding securities of the Company that are convertible into or exercisable for common shares. The term net asset value per share does not have any standardized meaning according to IFRS and therefore may not be comparable to similar measures presented by other companies. Management believes that the measure can provide information useful to its shareholders in understanding the Company’s performance and facilitate the comparison of the results of its ongoing operations, and may assist in the evaluation of the Company’s business, relative to that of its peers.

CORPORATE STRUCTURE

Name, Address and Incorporation

Difference Capital Financial Inc. was incorporated by letters patent under the laws of Canada on January 14, 1972 under the name “Eskimo International Resources Limited” with an authorized capital of 3,000,000 shares without par value. The Company changed its name to “Natalma Mines Limited” by supplementary letters patent dated August 17, 1972.

The Company was continued under the Canada Business Corporations Act (the “CBCA”) by articles of continuance dated November 19, 1979. By articles of amendment dated March 25, 1983, the existing 300,005 issued shares without par value were split into 3,000,050 issued shares without par value. On May 4, 1983, the articles of the Company were amended to change the name of the Company from “Natalma Mines Limited” to “Tonka Resources Inc.”.

By articles of amendment dated February 18, 1988, the articles of the Company were amended such that: (i) the name of the Company was changed to “Consolidated Tonka Resources Inc.”; (ii) the 4,091,550 issued common shares of the Company were consolidated into 204,577 common shares; and (iii) the authorized capital of the Company was changed such that the Company was authorized to issue an unlimited number of common shares without par value and an unlimited number of preference shares without par value. On October 29, 1993, the articles of the Company were amended to change the name of the Company to “South China Industries (Canada) Inc.”.

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On November 2, 1993, the articles of the Company were amended to: (i) consolidate all of the issued and outstanding common shares of the Company on a two (old) for one (new) basis; (ii) increase the authorized capital of the Company by creating an unlimited number of subordinate voting shares and an unlimited number of multiple voting shares; (iii) change all of the outstanding common shares of the Company into subordinate voting shares on the basis of one subordinate voting share for each common share; and (iv) cancel the common shares and preference shares as classes of authorized shares of the Company. Restated articles of incorporation were filed on December 1, 1993 under the CBCA.

On June 30, 1999, the articles of the Company were amended to: (i) change the name of the Company from “South China Industries (Canada) Inc.” to “TriNorth Capital Inc.”; (ii) increase the authorized capital of the Company by creating an unlimited number of common shares and an unlimited number of preference shares; (iii) change all of the outstanding subordinate voting shares into common shares of the Company on the basis of one common share for each subordinate voting share; and (iv) cancel all authorized and unissued multiple voting shares and subordinate voting shares of the Company.

On May 28, 2012, following approval from the Company’s shareholders at the Company’s annual and special meeting of the shareholders held on May 24, 2012, the Company amended its articles whereby the existing common shares were consolidated on the basis of one (1) post-consolidation common share for every ten (10) existing shares. Concurrently, the Company changed its name from “TriNorth Capital Inc.” to “Difference Capital Funding Inc.” and undertook a reorganization of its business (collectively, the “Difference Transaction”).

At the Company’s annual and special meeting of the shareholders held on June 13, 2013 (the “2013 AGM”), the Company obtained approvals for a reorganization of its corporate structure, which the Company determined to not implement. On June 17, 2013, following approval from the Company’s shareholders at the 2013 AGM, the Company amended its articles whereby the existing common shares were consolidated on the basis of one (1) post-consolidation common share for every ten (10) existing shares (the “2013 Consolidation”). Concurrently, the Company changed its name from “Difference Capital Funding Inc.” to “Difference Capital Financial Inc.”.

On December 1, 2016, following approval from the Company’s shareholders at the special meeting of shareholders held on November 30, 2016, the Company amended its articles whereby the existing common shares were consolidated on the basis of one (1) post-consolidation common share (each, a “Common Share”) for every five (5) pre-consolidation common shares outstanding (the “2016 Consolidation”).

The Company’s head office is located at 2 St. Clair Avenue West, Suite 1201, Toronto, Ontario, M4V 1L5. The Company’s registered office is located at Wildeboer Dellelce Place, Suite 800, 365 Bay Street, Toronto, Ontario, M5H 2V1.

The Company is a reporting issuer in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland.

GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History of the Business

Details of the events that have influenced the general development of the Company’s business over its last three completed financial years are provided below. Additional information concerning the Company’s business is provided elsewhere in this AIF under the heading “Description of the Business”. Additional information relating to the Company’s investments is provided in the Company’s financial statements and management discussion and analysis for its financial year ended December 31, 2018.

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2018

During the year ended December 31, 2018, the Company sold all of its $4.0 million of Mogo Finance Technology Inc. (“Mogo”) convertible debentures and reinvested an additional $5.9 million in Mogo common shares. With respect to its investment in Mogo, the Company is an associate of Mr. Wekerle. As of April 1, 2019, Mr. Wekerle holds an aggregate of 2,650,872 Mogo Shares directly and the Company holds 2,549,163 Mogo Shares. The two parties collectively have control or direction of an aggregate of 5,200,035 Mogo Shares, representing 22.4% of the issued and outstanding Mogo Shares.

On November 7, 2018, the board of directors (the “Board”) appointed MNP LLP as the Company’s new auditors, taking over from Ernst & Young LLP.

On October 1, 2018, the Company and Thomas Astle came to a mutual agreement on the terms of Mr. Astle’s departure from the Company. Mr. Astle resigned as Chief Investment Officer, but remains Acting Chief Financial Officer until April 1, 2019.

In September 2018, the Company converted $1.3 million of short-term loans to Carta Solutions Holding Corporation plus accrued interest into preferred shares of Carta.

On July 31, 2018, the Company repaid the remaining $14.2 million principal amount of the 8% Convertible Debentures (as hereinafter defined).

On June 21, 2018, the Company issued $6.7 million of 12% senior debentures due June 30, 2020 (the “Private Debentures”) in a non-brokered private placement.

On June 15, 2018 (the “Redemption Date”), the Company redeemed $15.0 million of its outstanding principal amount of its Convertible Debentures.  The Convertible Debentures were redeemed at par, plus accrued and unpaid interest up to but excluding the Redemption Date.

In May 2018, the Company sold its investment in Touchbistro Inc. for gross proceeds of $1.0M, resulting in a realized gain of $0.8M.

On March 28, 2018, the Company announced the sale of its indirect stake in the 618 acre parcel of undeveloped land in Rancho Mirage, California known as the “Eagle”. DCF’s initial cash proceeds were approximately $14.3 million, representing a realized gain before U.S. taxes of about $7.7 million on its investment. The Company retained a small, indirect equity stake in the Eagle and, in June 2018, monetized this position for additional proceeds of approximately $800,000.

The Company also sold its common and preferred shares in Thunderbird Entertainment Inc. in March 2018, generating net proceeds of $5.75 million.

In February 2018, the Company extended the WDI Loan (as hereinafter defined), plus accrued interest, to December 31, 2018 at 10%. The Company further extended the term of the loan to June 30, 2019.

On January 29, 2018, the Company announced that it had renewed its normal course issuer bids for its Common Shares and Convertible Debentures. During the year ended December 31, 2018, 3,100 Common Shares were repurchased under the normal course issuer bid for aggregate consideration of $8,600; and, no Convertible Debentures were repurchased under the normal course issuer bid.

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2017

During the year ended December 31, 2017, 41,900 Common Shares were repurchased under the normal course issuer bid for aggregate consideration of $169,400; and, $400,000 principal amount of Convertible Debentures were repurchased under the normal course issuer bid for aggregate consideration of $394,000.

On November 27, 2017, Kees Van Winters was appointed to the Board.

On November 2, 2017, the Company made a $1.0 million short term loan (the “WDI Loan”) to Wekerloo Developments Inc. (“WDI”), a private commercial real estate holding company wholly-owned by Michael Wekerle. (See Interest of Management and Others in Material Transactions.)

On August 11, 2017, John Albright resigned from the Board.

On August 9, 2017, the Company announced that it had sold its remaining stake in WG Ltd. (“WorldGaming”) to Cineplex for $1.5 million in net cash.

On August 9, 2017, the Company also announced that Michael Wekerle was appointed to the position of Executive Chairman of the Company.

On June 28, 2017, Wayne Gudbranson and Corey Delaney were elected as new independent members of the Board at the Company’s annual general meeting. Jason Marks and Riyaz Lalani did not stand for re-election to the Board.

On June 8, 2017, the Company announced that, in connection with a financing announced by Mogo Finance Technology Inc. (“Mogo”) on June 6, 2017, it had acquired ownership and control over a senior secured convertible debenture in a principal aggregate amount of $4,000,000 issued by Mogo.

On April 13, 2017, the Company announced that Victor Duong, Chief Financial Officer, had resigned from the Company and that Thomas Astle, Chief Investment Officer of the Company, would act as interim Chief Financial Officer.

2016

On December 13, 2016, the Company announced that it had renewed its normal course issuer bid for its Convertible Debentures. During the year ended December 31, 2016, $5,585,000 principal amount of Convertible Debentures were repurchased under the normal course issuer bid for aggregate consideration of $5,292,253.

On September 13, 2016, the Company announced that it had renewed its normal course issuer bid for its Common Shares. During the year ended December 31, 2016, 13,760 Common Shares were repurchased under the normal course issuer bid for aggregate consideration of $69,900.

In May 2016, AT&T, Inc. announced that it had entered into a definitive agreement to purchase QuickPlay Media Inc., one of the Company’s holdings.

In May 2016, in connection with a $12.1 million investment by Arrowroot Capital, the Company exited its investment in Embotics Corporation.

In January 2016, Juniper Networks, Inc. announced that it had entered into a definitive agreement to purchase BTI Systems Inc., one of the Company’s holdings.

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DESCRIPTION OF THE BUSINESS

General

The business purpose of the Company is to invest funds solely to earn returns from capital appreciation and investment income.  Difference Capital invests in and advises growth companies. The Company leverages its capital market expertise to help unlock the value in technology, media and healthcare companies as they approach important milestones in their business lifecycle.

Investment Strategies and Criteria

The Company provides investors with an opportunity to gain exposure to unique investments. The Company generally, albeit not exclusively, seeks to invest in the mid to later stages of a target private company’s development or in emerging technologies that are developed and validated but may be in the early stage of commercialization. This strategy allows the Company to invest in enterprises that are commercially viable and have visibility toward high growth. In the past, the Company has also made significant investments in early stage private companies as well as opportunistic investments in distressed United States real estate. The Company currently has an interest in commercial real estate that serves the technology sector growth companies.

The Company is not bound to commit to any particular sector, thereby allowing for diversification; however, the present focus is generally on technology-related, media-related and other growth-focused, intellectual property-rich target companies. This approach may change over time as market conditions change and the capital markets respond. The Company evaluates each opportunity on its merits. The Company enters investments at a stage where potential exists to maximize strong returns and manages risk by applying the considerable business expertise of its directors and officers to the investments undertaken. With the continued investment of the Company’s resources into strategically targeted sectors, the Company is well positioned to benefit from a global economic recovery and positive trends in Canadian and international growth companies. There are very few institutional investors in Canada focused on this sector, providing an opportunity for our team to capitalize on evolving growth trends.

In pursuit of returns, the Company, when appropriate, employs the following disciplines:

•	The Company seeks to invest in later stage financings of private target companies. These rounds are typically labeled as series C or D rounds or “Pre-IPO”.

•	The Company seeks investments that include as many of the following characteristics as possible: (i) a product/service with global market potential; (ii) an established business model with high gross margins that indicate strong competitive advantages; (iii) the ability to sustain a growth rate in excess of 25% per annum; (iv) protected intellectual property; (v) scalability; and (vi) currently generating revenue in excess of several million dollars.

•	At this time, the Company seeks investments primarily, albeit not exclusively, in the technology and media sectors where we have developed domain expertise and focuses on investments with clear paths to liquidity in a two to four year period. As investee companies need to be managed for cash flow in order to reduce financing risks associated with delayed liquidity events, certain sectors will not be considered by the Company.

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•	To compensate for the risk of investing in private companies, the Company has a target rate of return when entering such an investment of greater than a typical equity index return. Returns are expected to materialize partially from income on its debt and convertible debenture holdings, but primarily through capital gains based on the growth of its investments in equity and equity-linked securities.

•	The Company acquires a detailed knowledge of the business and sector of the target company.

•	Where appropriate, the Company seeks board representation or board observation rights.

•	The Company utilizes the services of independent advisors and consultants to acquire additional information about target companies where appropriate.

The Company continues to be focused on the overall liquidity of its balance sheet. It intends to make only very few select new investments in the coming year. The Company may redeploy some of its proceeds from sales of current investments to opportunistic investments in private and small public opportunities.

Types of Investments

The Company may create a concentrated portfolio consisting of equity and/or debt investments. The composition of the portfolio will depend, in part, on available capital and investment opportunities available to the Company and will vary over time depending on an array of factors, including the state of financial markets.

Diversification and Risk Mitigation

The Company’s policy with respect to investment diversification is to investigate a wide range of opportunities from emerging technologies to products available for everyday use. Each investment will be assessed on its own merits and its potential to generate gains for the Company.

The Company may seek board representation, board observation rights or to participate on the board of advisors in investments that may benefit from such participation, although it is not required and is at the discretion of the Company’s management. Debt placements with equity conversion rights may be secured by the borrower’s assets. The Company has no particular requirements with respect to the allocation of its investments between equity and debt.  Investment allocations will be made on the merits of individual investments.

Exit Strategies

The Company seeks to exit its private equity investments through the sale of an investee to another operating entity (known as a trade sale or a merger and acquisition transaction “M&A”) or through the sale of its interests in the secondary markets typically after an investee has listed its securities on a recognized stock exchange (also known as an initial public offering, or IPO, transaction). For venture capital investments, M&A is typically the most common form of exit and can occur in most market conditions, while IPO exits increase when public market conditions are strong.

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With respect to the Company’s private debt investments, most include a conversion-to-equity feature, which allows the Company to participate in an investee’s upside by converting the debt into investee shares in a favourable M&A or IPO situation for an exit. Alternatively, the Company would look to exit its debt investments through a repayment of the principal plus accrued and unpaid interest on the maturity date or through an early buyout provision to be funded by cash flow from the investee or a sale of the latter’s assets. When the Company invests, it looks for exit opportunity time horizons in the two to four year range.

Investment Selection

To identify potential investments, the Company relies on the members of its management team and the Board of Directors, and from time to time other reliable business affiliations. These persons have a broad range of international business experience and their own networks of business partners, financiers and venture capitalists through whom potential investments may be identified. Once an investment has been pre-screened by the investment team, it is presented to the management investment committee, the Investment Committee and/or the Board, as applicable, for review and approval. Management has discretion to make investments in an amount equal to or less than 10% of the NAV at the time of such investment. In order for management to make an investment equaling more than 10% of the NAV at the time of such investment, management is required to seek approval from the Board. In the event that a director or member of any investment committee or any member of the Board has a personal interest in any proposed investment, that interest must be declared and the matter dealt with as set forth below under “Conflict Provisions”.

Conflict Provisions

The Company believes that it has assembled a strong Board, with diverse backgrounds and significant international business expertise and experience. In assembling a Board with these characteristics, the Company’s primary goal is to gain exposure to a wide variety of potential investments, including investments with which Board members or management may already be familiar or that come to their attention through other business dealings.

The Company has no restrictions with respect to investing in companies in which a Board member or a member of the management team of the Company may already have an interest. Any conflict of interest with respect to a proposed investment shall be disclosed to the Board, which, at its sole discretion, shall determine if the conflicted person shall abstain from making further recommendations or decisions with respect to the proposed investment.

Prior to making any investment commitment, all members of management, the Board and the Investment Committee are required to disclose their interest in the potential investment. Where a conflict is determined to exist within the Board, the director having a conflict of interest abstains from making further decisions or recommendations concerning the potential investment and from voting on all matters related to the potential investment.

The Company is also subject to the “related party” transaction policies of the applicable securities laws, which mandates disinterested Board approval for certain transactions.

Employees

As at the date hereof, the Company has three employees.

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NET ASSET VALUE CALCULATION

Net Asset Value means the net asset value of the Company, as determined by subtracting the aggregate fair value of the liabilities of the Company from the aggregate fair value of the assets of the Company on the date on which the calculation is being made. In determining Net Asset Value, the Company shall pursue a valuation policy that is consistently applied and is based on measures considered reasonable in the industry. Without limiting the generality of the foregoing, management, in applying the Company’s valuation policy, will take into account the following:

(a)	the valuation guidance offered by the Canadian Securities Administrators which is applicable to the Company;

(b)	the valuation guidance set out in the applicable accounting standards;

(c)	the value of each of any cash on hand or on deposit, bills and demand notes and accounts receivable, prepaid expenses, cash received (or declared to holders of record on a date before the date as of which the NAV is being determined and to be received) and interest accrued and not yet received, shall be deemed to be the full amount thereof, provided that: (i) the value of any security which is a debt obligation which, at the time of acquisition, had a remaining term to maturity of one year or less shall be the amount paid to acquire the obligation plus the amount of any interest accrued on such obligation since the time of acquisition (for the purposes of the foregoing, interest accrued will include amortization over the remaining term to maturity of any discount or premium from the face value of an obligation at the time of its acquisition); and (ii) if management has determined that any such deposit, bill, demand note, or account receivable is not worth the full amount thereof, the value thereof shall be deemed to be such value as management determines to be the fair value thereof;

(d)	the value of any security which is listed or traded upon a stock exchange will be the closing price of the security on such date or, if there is no sale reported to have taken place on that day, the simple average of the closing bid and ask prices (unless, in the opinion of management, acting reasonably, such value does not reflect the value thereof, in which case management will employ acceptable valuation techniques appropriate in the circumstances), as at the valuation date on which the Net Asset Value is being determined, all as reported by any means in common use;

(e)	the value of securities quoted in foreign currencies will be translated into Canadian currency at the exchange rate at noon on such date as announced by the Bank of Canada;

(f)	the value of any securities traded over-the-counter will be the simple average of the closing bid and ask prices on such date or, if there is no current bid price, the closing sale price on such date, all as reported by the financial press or an independent reporting organization, unless a different fair value is otherwise determined by the management employing acceptable valuation techniques appropriate in the circumstances;

(g)	the value of any security or other asset for which a market quotation is not readily available will be determined by management employing acceptable valuation techniques that are consistent with industry practice and appropriate in the circumstances; and

(h)	all expenses or liabilities of the Company shall be calculated on an accrual basis.

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Management may vary any of the foregoing provisions relating to the computation of Net Asset Value of the Company where such variation is required under applicable securities or tax laws or in order to conform with industry practices or generally accepted accounting principles.

Under certain circumstances, management may, to the extent not already reserved for in the accounts of the Company, establish a reserve for contingent liabilities or uncollectible amounts which reduces the Net Asset Value.

DIVIDENDS AND DISTRIBUTIONS

The holders of Common Shares are entitled to receive distributions as and when declared from time to time on the Common Shares by the directors of the Company, acting in their sole discretion, out of the assets of the Company properly available for the payment of dividends.

On February 27, 2019, the Board of Directors declared the Company’s first ever special dividend of $0.10 per Common Share, payable in cash. The declaration of any future dividends by the Board of Directors will be dependent on the Company’s earnings, liquidity position, financial condition and capital requirements, as well as any other factors deemed relevant by the Board.

During the last three financial years, the Company has declared and paid cash dividends per common share as noted below:

Record Date	Payment Date	Dividend per Common Share
March 22, 2019	April 5, 2019	$0.10

DESCRIPTION OF CAPITAL STRUCTURE

The Company has two authorized classes of shares: an unlimited number of Common Shares and an unlimited number of preference shares, issuable in series (the “Preference Shares”).

Common Shares

The holders of Common Shares are entitled to one vote per Common Share at all meetings of the Company’s shareholders. Holders of the Common Shares are entitled to receive dividends as and when declared by the Board, and to receive a pro rata share of the assets of the Company available for distribution to the holders of Common Shares in the event of liquidation, dissolution or winding up of the Company.

As at the date hereof, there are 5,725,821 Common Shares issued and outstanding.

Preference Shares

The Preference Shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the Board may determine, including, without limiting the generality of the foregoing, the issue price per share of the shares of such series; the rate or amount of any dividends or the method of calculating any dividends; the dates of payment thereof; any redemption, purchase and/or conversion prices; terms and conditions of any redemption, purchase and/or conversion; and any sinking fund or other provisions.

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The Preference Shares of each series will rank on a parity with the Preference Shares of every other series and are entitled to preference over the Common Shares and any other shares ranking junior to the Preference Shares with respect to the payment of dividends and in the distribution of the assets of the Company in the event of liquidation, dissolution or winding-up. If any dividends or amounts payable on the return of capital in respect of a series of Preference Shares are not paid in full, all series of Preference Shares shall participate rateably in respect of such dividend or return of capital. The Preference Shares of any series may be made convertible into Common Shares. Unless the directors determine otherwise, the Preference Shares shall have no voting rights as a class.

As at the date hereof, there are no outstanding Preference Shares.

Convertible Debentures

On July 4, 2013, the Company completed the Debenture Offering, which consisted of the sale of an aggregate principal amount of $50,000,000 of 8.0% convertible unsecured subordinate debentures due July 31, 2018 (the “Convertible Debentures”). Subsequently, on July 19, 2013, the Company sold a further $6,079,000 aggregate principal amount of Convertible Debentures pursuant to the partial exercise of the over-allotment option granted in connection with the Debenture Offering.

The Convertible Debentures were convertible into Common Shares at the option of the holder at any time prior to the close of business on the earlier of the business day immediately preceding July 31, 2018 and, if called for redemption, the business day immediately preceding the date specified by the Company in a redemption notice of the Company, at a conversion price of $28.75 per Common Share (the “Conversion Price”), being a conversion rate of approximately 34.78 Common Shares per $1,000 principal amount of Convertible Debentures.

On June 15, 2018 (the “Redemption Date”), the Company redeemed $15.0 million of its outstanding principal amount of the Convertible Debentures.  The Convertible Debentures were redeemed at par, plus accrued and unpaid interest up to but excluding the Redemption Date.  On July 31, 2018, the Company repaid the remaining $14.2 million principal amount of the Convertible Debentures.

Private Debentures

On June 21, 2018, the Company issued a non-brokered private placement of senior debentures (the “Private Debentures”) for aggregate gross proceeds of $6.7 million.

The Private Debentures were to mature on June 30, 2020 and bore an interest rate of 12% per annum calculated and payable quarterly, in arrears, in cash, on March 31st, June 30th, September 30th and December 31st (each an “Interest Payment Date”) in each year commencing September 30, 2018.

The Private Debentures were redeemable in whole or in part at the option of the Company on not more than 45 days and not less than 15 days prior notice at a price equal to their principal amount plus accrued and unpaid interest (the “Redemption Amount”). In the event the Private Debentures were redeemed prior to June 30, 2019, the holder was entitled to receive, in addition to the Redemption Amount, any interest that would have otherwise accrued from the redemption date through June 30, 2019. The Private Debentures were also subject to a cash covenant, whereby any cash generated from the Company’s portfolio, excluding some trading flexibility around the Company’s public positions, in excess of $4.0 million would be used to redeem Private Debentures on a pro rata basis on each Interest Payment Date, if applicable.  During the year ended December 31, 2018, no Private Debentures were redeemed.

Subsequent to December 31, 2018, all of the Private Debentures were redeemed.

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MARKET FOR SECURITIES

Common Shares

The Common Shares are listed for trading on the TSX under the trading symbol “DCF”. The following table sets forth the reported intraday high and low prices and the trading volume by month for the Common Shares on the TSX for the year 2017.

2018	High ($)	Low ($)	Volume
December	3.30	2.00	301,392
November	2.58	2.05	25,205
October	2.79	2.51	25,703
September	3.16	2.64	238,855
August	3.31	3.00	81,746
July	3.22	3.00	20,370
June	3.31	3.05	26,912
May	3.40	3.07	38,438
April	3.30	2.85	269,070
March	3.10	2.51	62,991
February	3.21	2.86	59,918
January	3.95	3.05	56,385

ESCROWED SECURITIES

To the knowledge of the Company, none of the outstanding Common Shares are held in escrow or subject to a contractual restriction on transfer.

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DIRECTORS AND OFFICERS

Name, Occupation and Security Holding

The following table sets forth the name, province or state, and country of residence of each of the Company’s directors and executive officers, and their respective positions or offices held with the Company and their principal occupation during the last five years.

Name and Jurisdiction of Residence	Position Held with the Company	Principal Occupation, Business or Employment During the Last Five Years	Director/Officer Since
Thomas Astle Aurora, Ontario, Canada	Acting Chief Financial Officer	Acting Chief Financial Officer of the Company from April 13, 2017 to April 1, 2019, and Chief Investment Officer from April 15, 2013 to September 30, 2018.	April 15, 2013
Corey Delaney [1,2] Cambridge, Ontario, Canada	Director	Senior Tax Manager of Pinnacle Consultants Inc. since June 2010.	June 28, 2017
Wayne Gudbranson [1,2] Ottawa, Ontario, Canada	Director	Chief Executive Officer and President of Branham Group Inc. since 1990.	June 28, 2017
Thomas Liston Toronto, Ontario, Canada	Chief Investment Officer	Chief Investment Officer of the Company since October 1, 2018, and Managing Partner since August 15, 2013.	August 15, 2013
Henry Kneis Toronto, Ontario, Canada	Chief Executive Officer and Director	Chief Executive Officer of the Company since June 2015; Chief Operating Officer, Chief Financial Officer and Managing Partner of Difference Capital Inc. from April 2012 to June 2015.	June 1, 2012
Kees Van Winters [1,2] Toronto, Ontario, Canada	Director	Independent management consultant since 1996.	November 27, 2017
Michael Wekerle Toronto, Ontario, Canada	Executive Chairman and Director	Executive Chairman of the Company since August 2017; Chairman of the Company from July 2014 to August 2017; Executive Chairman of Difference Capital Inc. from April 2012 to June 2015.	June 1, 2012

Notes:

(1)	Member of the Audit Committee.

(2)	Member of the Corporate Governance, Compensation and Nominating Committee.

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BIOGRAPHIES OF DIRECTORS AND EXECUTIVE OFFICERS

Michael Wekerle – Executive Chairman and Director

Mr. Wekerle was a co-founder and partner of Griffiths McBurney & Partners’ sales and trading operations in 1995. He served as Vice Chairman of Institutional Trading at GMP Securities L.P. until August 2011 where he was widely considered a leading investment advisor in Canada. During his time, he helped establish the firm’s hedge fund and institutional trading desk and developed a reputation for assisting clients in profiting from large-scale transactions. Prior to his tenure at GMP, Mr. Wekerle was head of institutional trading at First Marathon Securities Ltd.

Henry Kneis – Chief Executive Officer and Director

Mr. Kneis has 30 years of experience specializing in investment management, structured product development, venture capital, equity derivatives, and arbitrage trading. He was the founder, Chief Executive Officer and Chief Investment Officer of Abria Financial Group (“Abria”), where he managed portfolios of hedge funds. Abria was the inaugural winner of the 2004 Canadian Investment Awards “Best Fund of Hedge Funds”. Prior to founding Abria, Mr. Kneis was the Chief Executive Officer of Maple Securities Ltd. (“Maple Securities”), a privately held, $100 million investment dealer and TSX member. Mr. Kneis managed proprietary trading portfolios for Maple Securities and its affiliates with aggregate balance sheet assets of $3.0 billion. Mr. Kneis holds a B.A.Sc. in Engineering Science from the University of Toronto, an MBA from the Schulich School of Business at York University, and the ICD.D through the Rotman School of Business, University of Toronto.

Tom Liston – Chief Investment Officer

Mr. Liston has over 15 years of experience in technology research. Prior to joining Difference Capital, he worked at Yorkton Securities as a Research Analyst covering Software and IT Services companies. In early 2003, he joined Versant Partners in the same role and was promoted to Director of Research while maintaining his coverage of technology companies. In late August of 2012, Versant Partners’ team was acquired by Cantor Fitzgerald. At Cantor, Mr. Liston served as Director of Canadian Research and covered the technology sector.

As a technology analyst, Mr. Liston has been consistently ranked among the top technology analysts in several surveys, including: StarMine, Brendan Wood, Greenwich Associates and Reuters. He has received more StarMine stock picking awards than any other technology analyst. Mr. Liston is a CFA charterholder, completed a Bachelor of Business Administration degree in Finance from the University of New Brunswick in 1996 and a Master of Arts in Economics and Finance from Queen’s University in 1998.

Thomas Astle – Acting Chief Financial Officer

Mr. Astle has over 30 years of experience in technology and capital markets. He currently sits on the board of directors of Bluedrop Performance Learning Inc., Thunderbird Entertainment Inc. and PESA Corporation. Mr. Astle has previously held senior management roles with Dundee Securities Ltd. and Byron Capital Markets Ltd. (both investment dealers). He has been a top ranked equity analyst focusing on the technology sector at both Merrill Lynch and National Bank Financial. Mr. Astle has a degree in Engineering Physics and has the Chartered Financial Analyst (CFA), P.Eng. and ICD.D designations.

Corey Delaney – Director

Mr. Delaney is a corporate consultant working with over 50 Canadian private companies to access government funding for development, expansion, and growth. Over the course of his 20 year career, he has acted in various senior finance roles within the automotive, oil & gas, and technology sectors. Concurrent with his consulting responsibilities, Mr. Delaney has served in a long-term capacity as a part-time CFO for an automotive dealer group and a significantly sized privately-owned property management group.  After completing his accounting designation in 2000, Mr. Delaney began his career in public accounting with a mid-sized accounting firm in the greater Toronto area. Mr. Delaney received his Honours Bachelor’s degree in Business from Wilfred Laurier University in 1998.

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Wayne Gudbranson – Director

Mr. Gudbranson is CEO of Branham Group Inc., an independent global industry analyst and strategic advisory firm focused on assisting Information and Communications Technology (ICT) companies achieve market success.  Branham has provided advisory services to over 300 established and emerging technology companies, principally in Canada, US and Europe. In 1993, Branham started an ambitious initiative to raise the visibility of the Canadian ICT sector with the launch of the Branham300 listing. Today, the Branham300 is the most comprehensive ranking of privately held and publicly traded ICT companies in Canada (www.branhamgroup.com). He has had the privilege of sitting several boards, including ISTP Canada, ITAC Health and several community hockey associations; and performed the duties of the Honorary Chair of CN Cycle for CHEO, an annual fundraiser for the Children’s Hospital of Eastern Ontario (CHEO). Annually, he and his family help raise funds for Canadian Blood Services. Mr. Gudbranson has an Honours B.A. from the University of Guelph and a Master of Arts from the University of Western Ontario.

Kees Van Winters – Director

Mr. Van Winters has been active in the telecom and technology industries since 1986. He was Vice-president of Sales and Marketing for Nationwide Cellular Service in New York from 1986 to 1992 and was a consultant to several major telecom companies in Canada and the USA from 1992 to 1996. Since then he has acted as a consultant to a number of small technology companies.

As at the date hereof, the Company’s directors and executive officers, as a group, beneficially own, or control or direct, directly or indirectly, 2,860,707 Common Shares (representing just less than 50% of the issued and outstanding Common Shares on a basic basis) and 511,000 options to acquire Common Shares (which, together with their holdings of Common Shares, represents approximately 54.1% of the outstanding Common Shares on a partially-diluted basis).

Conflicts of Interest

From time to time, directors and officers of the Company may serve as directors, officers, and members of management of other public companies, including companies in which the Company has investments, and may also be shareholders of such companies, and therefore it is possible that a conflict may arise between their duties as a director, officer, or member of management of such other companies, or their interests as a shareholder of such other companies, and as a director or officer of the Company.

The Company’s directors and officers are aware of the existence of laws governing accountability of directors and officers for corporate opportunities and requiring disclosures by directors and officers of conflicts of interest, and in the case of directors, requiring them to abstain from voting on matters in respect of which they have a conflict of interest. The Company relies upon each director and officer to comply with such laws in respect of conflicts of interest and fiduciary duties.

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Cease Trade Orders, Bankruptcies, Penalties or Sanctions

No director or executive officer of the Company is, as at the date of this AIF, or was within the 10 years prior to the date of this AIF, a director, chief executive officer or chief financial officer of any company that:

(a)	was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days (any of such orders, an “Order”), which Order was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)	was subject to an Order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

No director or executive officer of the Company, or shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company:

(a)	is, as at the date of this AIF, or has been within the 10 years before the date of this AIF, a director or executive officer of any company that, while that person was acting in that capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b)	has, within the 10 years before the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his assets.

No director or executive officer of the Company, or shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company, has been subject to:

(a)	any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

LEGAL, ADMINISTRATIVE AND REGULATORY PROCEEDINGS

The Company is not aware of any material legal, administrative or regulatory proceedings to which the Company is or was a party to, or that any of the Company’s property is or was the subject of, during the Company’s financial year ended December 31, 2018. Further, the Company is not aware of any such material legal, administrative or regulatory proceedings being contemplated.

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INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Except as set out below, no director or executive officer or Shareholder who beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the outstanding Common Shares, or any known associate or affiliate of any such person, has or had any material interest, direct or indirect, in any transactions during the year ended December 31, 2018 or in any proposed transaction, that has materially affected or will materially affect the Company except as noted below or otherwise herein.

On November 2, 2017, the Company made a $1.0 million short term loan to Wekerloo Developments Inc., a private commercial real estate holding company wholly-owned by Michael Wekerle, the Company’s Executive Chair who, directly and indirectly, owns approximately 48% of the common shares of the Company. The loan earned interest of 3.5% per annum and had an initial term of three months. WDI used the proceeds of the loan to make a payment towards the purchase of a commercial real estate investment in Waterloo, Ontario. As further consideration for making the loan, and at no additional cost, the Company had the right to become a 50% co-investor in such real estate investment. In February 2018, the Company extended the loan, plus accrued interest, to December 31, 2018 at 10% interest. The Company further extended the term of the loan to June 30, 2019.

Subsequent to the year-end, the Company converted its $1.0 million loan plus $0.1 million of accrued interest into 2.75% of the equity of WDI.  The Company also invested a further $1.0 million in exchange for another 2.5% of the equity of WDI, giving the Company a 5.25% total ownership stake in the common shares of WDI, based on an equity valuation of $40 million. In addition, WDI granted the Company a 2-year option to purchase another 5% of its common shares at a $50 million equity valuation.

AUDIT COMMITTEE DISCLOSURE

National Instrument 52-110 – Audit Committees (“NI 52-110”) requires the Company to disclose annually in its AIF certain information concerning the constitution of the Company’s audit committee (the “Audit Committee”) and its relationship with the Company’s independent auditor, as set forth below.

Audit Committee Charter

The text of the Audit Committee’s charter is attached as Schedule “A” to this AIF.

Composition of the Audit Committee

As of the date of this AIF, the Audit Committee is comprised of three Board members – Corey Delaney (Chairman), Wayne Gudbranson and Kees Van Winters. Each of the committee members is considered to be “independent” and “financially literate”, for the purposes of NI 52-110. Financial literacy includes the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues similar to those expected to arise in the context of the Company.

Relevant Education and Experience

The education and experience of each member of the Company’s Audit Committee that is relevant to the performance of his responsibilities as a member of the Audit Committee is summarized below:

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Corey Delaney

Mr. Delaney is a corporate consultant working with over 50 Canadian private companies to access government funding for development, expansion, and growth. Over the course of his 20 year career, he has acted in various senior finance roles within the automotive, oil & gas, and technology sectors. Concurrent with his consulting responsibilities, Mr. Delaney has served in a long-term capacity as a part-time CFO for an automotive dealer group and a significantly sized privately-owned property management group. After completing his accounting designation in 2000, Mr. Delaney began his career in public accounting with a mid-sized accounting firm in the greater Toronto area. Mr. Delaney received his Honours Bachelor’s degree in Business from Wilfred Laurier University in 1998.

Wayne Gudbranson – Director

Mr. Gudbranson is CEO of Branham Group Inc., an independent global industry analyst and strategic advisory firm focused on assisting Information and Communications Technology (ICT) companies achieve market success.  Branham has provided advisory services to over 300 established and emerging technology companies, principally in Canada, US and Europe. In 1993, Branham started an ambitious initiative to raise the visibility of the Canadian ICT sector with the launch of the Branham300 listing. Today, the Branham300 is the most comprehensive ranking of privately held and publicly traded ICT companies in Canada (www.branhamgroup.com). He has had the privilege of sitting several boards, including ISTP Canada, ITAC Health and several community hockey associations; and performed the duties of the Honorary Chair of CN Cycle for CHEO, an annual fundraiser for the Children’s Hospital of Eastern Ontario (CHEO). Mr. Gudbranson has an Honours B.A. from the University of Guelph and a Master of Arts from the University of Western Ontario.

Kees Van Winters – Director

Mr. Van Winters has been active in the telecom and technology industries since 1986. He was Vice-president of Sales and Marketing for Nationwide Cellular Service in New York from 1986 to 1992 and was a consultant to several major telecom companies in Canada and the USA from 1992 to 1996. Since then he has acted as a consultant to a number of small technology companies.

Audit Committee Oversight

At no time since the commencement of the Company’s most recently completed financial year has any recommendation of the Audit Committee respecting the appointment and/or compensation of the Company’s external auditors not been adopted by the Board.

Reliance on Certain Exemptions

At no time since the commencement of the Company’s most recently completed financial year has the Company relied on exemptions in relation to “De Minimus Non-Audit Services” or any exemption provided by Part 8 of NI 52-110.

External Auditors Service Fees

(a)	Audit Fees – The aggregate amounts paid or accrued by the Company to the external auditors for audit services for the fiscal years ended December 31, 2018 and 2017 were $195,976 and $168,788, respectively.

(b)	Audit-Related Fees – The aggregate amounts paid or accrued by the Company to the external auditors for audit-related services for the fiscal years ended December 31, 2018 and 2017 were nil in both years. The services comprising these fees were quarterly reviews of the Company’s financial statements.

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(c)	Tax Fees – The aggregate amounts paid or accrued by the Company to the external auditors for tax related services for the fiscal years ended December 31, 2018 and 2017 were $13,233 and $20,411, respectively. The services comprising these fees were tax compliance and other tax advice.

(d)	All Other Fees – No other fees were paid or accrued by the Company to the external auditors for services for the fiscal years ended December 31, 2018 and 2017, other than those reported above.

TRANSFER AGENT AND REGISTRAR

The registrar and transfer agent for the Common Shares is Computershare Trust Company of Canada (“Computershare”), at its offices at 100 University Avenue, Toronto, Ontario, M5J 2Y1.

MATERIAL CONTRACTS

Other than contracts entered into in the ordinary course of business, the Company did not enter into any material contracts during its most recently completed financial year, or before December 31, 2018.

INTEREST OF EXPERTS

The following are the names of the persons and companies who have prepared or certified a statement, report or valuation described, included or referred to in a filing made under National Instrument 51-102 by the Company or relating to the Company’s most recently completed financial year:

The Company’s auditors, MNP LLP, prepared the auditor’s report on the Company’s annual financial statements for the financial year ended December 31, 2018. MNP LLP was first appointed the auditors of the Company in September 2018.  MNPLLP is independent in accordance with the auditor’s rules of professional conduct in Ontario.  As of the date hereof, the partners and associates of MNP LLP, as a group, own beneficially, directly or indirectly, less than 1.0% of the issued and outstanding Common Shares.

RISK FACTORS

A purchase of the Common Shares or Convertible Debentures involves a high degree of risk and should be undertaken only by investors whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. The Common Shares should not be purchased by persons who cannot afford the possibility of the loss of their entire investment. Furthermore, an investment in the Common Shares should not constitute a major portion of an investor’s portfolio.

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An investment in the Company’s securities is subject to certain risks, including those set out below and under the heading “Note Regarding Forward-Looking Information” elsewhere in this AIF, and should be carefully considered by an investor before making any investment decision. Additional risks not currently known to the Company, or that the Company currently believes to be immaterial, may also affect the Company’s business and negatively impact upon an investment in its securities.

Investment Risk

There is no assurance that the Company will achieve its investment objective. An investment may not earn any positive return and may result in the loss or some or all of the capital invested.

Reliance on Management

The Company is dependent upon the efforts, skill and business contacts of key members of management for, among other things, the information and deal flow they generate during the normal course of their activities and the synergies that exist amongst their various fields of expertise and knowledge. Accordingly, the continued success of the Company will depend upon the continued service of these individuals, who are not obligated to remain employed with the Company. The loss of the services of any of these individuals could have a material adverse effect on the revenues, net income and cash flows of the Company, and could harm its ability to maintain or grow its existing assets and raise additional funds in the future.

General Economic and Market Conditions

The success of the Company’s activities may be affected by general economic and market conditions, such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws, and national and international political circumstances. These factors may affect the level and volatility of securities prices and the liquidity of the Company’s investments. Unexpected volatility or illiquidity could impair the Company’s profitability or result in losses.

Borrowing and Other Leverage

The Company may use financial leverage by borrowing funds against its assets. The use of leverage may result in capital losses which would have an adverse effect on shareholders. There can be no assurance that the borrowing strategy employed by the Company will enhance returns or help the Company achieve its investment objectives, and to the extent that the interest payable on, and other expenses of, the borrowings exceed the incremental returns to the Company on the additional securities purchased for the Company’s portfolio thereby, the strategy may reduce returns on the common shares, as compared to a situation where no financial leverage was used by the Company.

In addition, a reduction in the assets of the Company does not change the amount that must be paid on account of amounts drawn pursuant to the borrowings. Since any required payment of such amounts decreases the NAV dollar for dollar, the NAV and the NAV per common share will decrease to a proportionately greater extent, as compared to a situation where the Company did not utilize the borrowings. In addition, the borrowings may impose additional restrictions on the Company including, without limitation, limits on hedging and restrictions on certain types of investments. For these reasons, there can be no assurance that the borrowing strategy employed by the Company will enhance returns, and it may, in fact, reduce returns.

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Cash Flow/Revenue

The Company generates its revenue and cash flow primarily from its financing activities and proceeds from the disposition of its investments, in addition to interest and dividend income earned on its investments. The availability of these sources of income and the amounts generated from these sources are dependent upon various factors, many of which are outside of the Company’s control. The Company’s liquidity and operating results may be adversely affected if its access to the capital markets is hindered, whether as a result of a downturn in the market conditions generally or to matters specific to it, or if the value of its investments decline, resulting in capital losses upon disposition.

Private Issuers and Illiquid Securities

The Company may invest in securities of private issuers. Investments in private issuers cannot be resold without a prospectus, an available exemption or an appropriate ruling under relevant securities legislation and there may not be any market for such securities. These limitations may impair the Company’s ability to react quickly to market conditions or negotiate the most favourable terms for exiting such investments. Investments in private issuers may offer relatively high potential returns, but will also be subject to a relatively high degree of risk. There can be no assurance that a public market will develop for any of the Company’s private company investments or that the Company will otherwise be able to realize a return on such investments.

The value attributed to securities of private issuers will initially be the cost thereof, and thereafter subject to fair value adjustment, and therefore may not reflect the amount for which they can actually be sold. Because valuations, and in particular valuations of investments for which market quotations are not readily available, are inherently uncertain, may fluctuate within a short period of time and may be based on estimates, determinations of fair value may differ materially from the values that would have resulted if a ready market had existed for the investments.

The Company may also invest in illiquid securities of public issuers. A considerable period of time may elapse between the time a decision is made to sell such securities and the time the Company is able to do so, and the value of such securities could decline during such period. Illiquid investments are subject to various risks, particularly the risk that the Company will be unable to realize its investment objectives by sale or other disposition at attractive prices or otherwise be unable to complete any exit strategy. In some cases, the Company may be prohibited by contract or by law from selling such securities for a period of time or otherwise be restricted from disposing of such securities. Furthermore, the types of investments made may require a substantial length of time to liquidate.

The Company may also make direct investments in publicly-traded securities that have low trading volumes. Accordingly, it may be difficult for the Company to make trades in these securities without adversely affecting the price of such securities.

Possible Volatility of Stock Price

The market price of the Common Shares has been and may continue to be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond the Company’s control, including the following:

•	actual or anticipated fluctuations in the Company’s annual or quarterly results of operations;

•	changes in estimates of future results of operations by the Company or by securities research analysts;

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•	changes in the economic performance or market valuations of other companies that investors deem comparable to the Company;

•	the addition or departure of executive officers or key personnel of management;

•	sales or expected sales of additional Common Shares;

•	changes in applicable laws and regulations, including tax laws;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving the Company or its competitors; and

•	news reports relating to the conditions in the economy in general and/or trends, concerns or competitive developments, regulatory changes and other related issues in the Company’s industry or target markets.

The volatility may affect the ability of holders of the Common Shares to sell Common Shares at an advantageous price.

Financial markets have, at times, experienced significant price and volume fluctuations that have particularly affected the market prices of securities of companies and that have, in many cases, been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of the Common Shares may decline even if the Company’s operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. As well, certain institutional investors may base their investment decisions on consideration of the Company’s environmental, governance and social practices and performance against such institutions’ respective investment guidelines and criteria, and failure to meet such criteria may result in a limited or no investment in the Common Shares by those institutions, which could adversely affect the trading price of the Common Shares. There can be no assurance that fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil occur, the Company’s operations could be adversely impacted and the trading price of the Common Shares may be adversely affected.

Foreign Currency Exposure

Certain of the investments in the Company’s portfolio, at any time, may consist of securities denominated in U.S. dollars, Australian dollars or other foreign currencies and, accordingly, the NAV will, when measured in Canadian dollars, be affected by fluctuations in the value of such currencies, as applicable, relative to the Canadian dollar. The Company does not currently take any steps to hedge against currency fluctuations, although it may elect to hedge against the risk of currency fluctuations in the future. There can be no assurance that steps taken by the Company to address such currency fluctuations will eliminate all adverse effects and, accordingly, the Company may suffer losses due to adverse foreign currency fluctuations.

Concentration of Investments

Other than as disclosed in this AIF, there are no restrictions on the proportion of the Company’s funds and no limit on the amount of funds that may be allocated to any particular investment, industry or sector. The Company may participate in a limited number of investments and, as a consequence, its financial results may be substantially adversely affected by the unfavourable performance of a single investment or sector. Completion of one or more investments may result in a highly concentrated investment by the Company in a particular company, business, industry or sector.

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Additional Financing Requirements

The Company anticipates ongoing requirements for funds to support its investment strategy and may seek to obtain additional funds for these purposes through public or private equity or debt financing. There are no assurances that additional funding will be available to the Company, if at all, on acceptable terms or at an acceptable level. Any additional equity financing may cause shareholders to experience dilution, and any additional debt financing may result in increased interest expense or restrictions on the Company’s operations or ability to incur additional debt. Any limitations on the Company’s ability to access the capital markets for additional funds could have a material adverse effect on its ability to grow its investment portfolio.

No Guaranteed Return

There is no guarantee that an investment in the securities of the Company will earn any positive return in the short term or long term. The task of identifying investment opportunities, monitoring such investments and realizing a significant return is difficult. Many organizations operated by persons of competence and integrity have been unable to make, manage and realize a return on such investments successfully.

Management of the Growth of the Company

Significant growth in the business of the Company, as a result of acquisitions or otherwise, could place a strain on its managerial, operational and financial resources and information systems. Future operating results will depend on the ability of senior management to manage rapidly-changing business conditions and to implement and improve the Company’s technical, administrative and financial controls and reporting systems. No assurance can be given that the Company will succeed in these efforts. The failure to effectively manage and improve these systems could increase its costs, which could have a material adverse effect on the Company.

Dependence on New Products

The Company may make investments in issuers that conduct significant research and development to develop new products and technologies, enhance existing products and technologies and achieve market acceptance for such products and technologies. However, there can be no assurance that development-stage products and technologies will be successfully completed or, if developed, will achieve significant customer and/or market acceptance. If an issuer in which the Company invests is unable to successfully define, develop and introduce competitive new products and technologies, and enhance existing products and technologies, future results of that issuer would be adversely affected and the value of the Company’s investment in that issuer could decline.

Intellectual Property

The industry in which the Company currently primarily invests has many participants that own, or claim to own, proprietary intellectual property. Some of the issuers that the Company invests in may become subject to claims from third parties claiming that the issuers have infringed on intellectual property rights. Determination of the rights to intellectual property is very complex, and costly litigation may be required to establish if an issuer has violated the intellectual property rights of others. As a result of such claims, some of the Company’s investments could be subject to losses arising from issuers being subject to product injunctions, awards for damages and third party litigation costs, requirements to license intellectual property, legal expenses, diversion of managements’ time and attention, and other costs.

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Foreign Market Exposure

The Company’s portfolio may, at any time, include securities of issuers established in jurisdictions outside Canada and the U.S. Although most of such issuers will be subject to uniform accounting, auditing and financial reporting standards comparable to those applicable to Canadian and U.S. companies, some issuers may not be subject to such standards and, as a result, there may be less publicly available information about such issuers than a Canadian or U.S. company. Volume and liquidity in some foreign markets may be less than in Canada and the U.S. and, at times, volatility of price may be greater than in Canada or the U.S. As a result, the price of such securities may be affected by conditions in the market of the jurisdiction in which the issuer is located or its securities are traded. Investments in foreign markets carry the potential exposure to the risk of political upheaval, acts of terrorism and war, any of which could have an adverse impact on the value of such securities.

New and Emerging Markets

Some of the markets in which the Company may invest are new and emerging. The Company’s success may be significantly affected by the outcome of the development of these new markets.

Changes in Legislation

There can be no assurance that certain laws applicable to the Company and its portfolio companies, including income tax laws and government incentive programs, will not be changed in a manner which adversely affects the distributions received or to be made by the Company.

Tax Matters

The Company has accrued capital and non-capital losses that may be carried forward to reduce income taxes in future years. If not used, the Company’s non-capital losses expire between 2026 and 2035. The availability of these income tax loss carry forwards as deductions against taxable income of the Company is dependent upon a number of factors including, but not limited to, Canadian federal income tax rules and regulations governing the application of income tax losses and the availability of the income tax loss carry forwards at the time such taxable income arises. There can be no assurance that Canadian federal income tax laws regarding the treatment of income tax loss carry forwards, or the administrative and/or assessment practices of the Canada Revenue Agency in respect thereof, will not be changed in a manner that has a material adverse effect on the Company’s shareholders.

Trading Price of Common Shares Relative to Net Asset Value

The Company is neither a mutual fund nor an investment fund, and due to the nature of its business and investment strategy and the composition of its investment portfolio, the market price of its Common Shares, at any time, may vary significantly from its Net Asset Value per Common Share. This risk is separate and distinct from the risk that the market price of the Common Shares may decrease.

Fluctuations in NAV and Valuation of the Company’s Portfolio

The NAV will vary according to, among other things, interest rates and the value of the securities in the Company’s portfolio and dividends paid on the Common Shares. Fluctuations in the respective market values of the securities in the Company’s portfolio may occur for a number of reasons beyond the control of the Company, and may be both volatile and rapid with potentially large variations over a short period of time. Independent pricing information regarding certain of the Company’s securities and other investments may not be readily available at all times. Valuation determinations will be made in good faith by the Company. The Company may have some of its assets in investments which by their very nature may be extremely difficult to value accurately. To the extent that the value assigned by the Company to any such investment differs from the actual value, the NAV per Common Share may be understated or overstated, as the case may be. The Company does not intend to adjust the NAV of the Common Shares retroactively except in extraordinary circumstances and where the difference is deemed by the Company to be material.

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Available Opportunities and Competition for Investments

The success of the Company’s operations will depend upon, among other things: (i) the availability of appropriate investment opportunities; (ii) its ability to identify, select, acquire, grow and exit those investments; and (iii) its ability to generate funds for future investments. The Company can expect to encounter competition from other entities having investment objectives similar to its own, including institutional investors and strategic investors. These groups may compete for the same investments as the Company, may be better capitalized, have more personnel, have a longer operating history and have different return targets than the Company. As a result, the Company may not be able to compete successfully for investments. In addition, competition for investments may lead to the price of such investments increasing which may further limit the Company’s ability to generate desired returns. There can be no assurance that there will be a sufficient number of suitable investment opportunities available to the Company or that such investments can be made within a reasonable period of time. There can be no assurance that the Company will be able to identify suitable investment opportunities, acquire them at a reasonable cost or achieve an appropriate rate of return. Identifying attractive opportunities is difficult, highly competitive and involves a high degree of uncertainty. Potential portfolio returns will be diminished to the extent that the Company is unable to find and make a sufficient number of investments.

Conflicts of Interest

Some of the Company’s existing directors or officers are also directors and officers of other companies and have other business interests which may prove to be of interest to the Company. It is possible, therefore, that a conflict may arise between their duties as directors or officers of the Company and their duties as directors or officers of such other companies.

The Company’s directors and officers are aware of the existence of laws governing accountability of directors and officers for corporate opportunities and requiring disclosures by directors and officers of conflicts of interest and, in the case of directors, requiring them to abstain from voting on matters in respect of which they have a conflict of interest. The Company relies upon each director and officer to comply with such laws in respect of conflicts of interest and fiduciary duties.

Due Diligence

The due diligence process that the Company undertakes in connection with investments may not reveal all facts that may be relevant in connection with an investment. Before making investments, the Company conducts due diligence that it deems reasonable and appropriate based on the facts and circumstances applicable to each investment. When conducting due diligence, the Company may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of investment. Nevertheless, when conducting due diligence and making an assessment regarding an investment, the Company relies on the resources available to it, including information provided by the target of the investment and, in some circumstances, third-party investigations. The due diligence investigation that the Company will carry out with respect to any investment opportunity may not reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity. Moreover, such an investigation will not necessarily result in the investment being successful.

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Expenses Ultimately Borne by the Shareholders

Fees and expenses borne by the Company will directly or indirectly impact the NAV of the Common Shares.

Non-controlling Interests

The Company’s investments include, in many instances, debt instruments and equity securities of companies that it does not control. These instruments and securities may be acquired in the secondary market or through purchases of securities from the issuer. Any such investment is subject to the risk that the company in which the investment is made may make business, financial or management decisions with which the Company does not agree, or that the majority stakeholders or the management of the company may take risks or otherwise act in a manner that does not serve the Company’s interests. If any of the foregoing were to occur, the values of the Company’s respective investments could decrease and its financial condition, results of operations and cash flow could suffer as a result.

Trading Costs

The Company may engage in a high rate of trading activity in its liquid securities portfolio resulting in correspondingly high costs being borne by the Company. This may adversely affect the price of the Common Shares.

Interest Rate Hedging

Interest rate hedges will be used by the Company only to the extent that the Company considers appropriate. The use of interest rate hedges involves special risks, including the possible default by the other party to the transaction, illiquidity and, to the extent the Company’s assessment of certain market movements is incorrect, the risk that the use of interest rate hedges could result in losses greater than if the hedging had not been used.

Hedge Risks

Although hedging reduces risk, it does not eliminate it entirely. Losses can still result in the case of an extraordinary event. There are several such possible cases including, but not limited to: (i) anticipated transactions which are altered or aborted; (ii) the inability to hedge off risk, due to difficulty of borrowing the offsetting security; (iii) a cease trade order being issued in respect of the underlying security; and (iv) lack of liquidity during market panics. To protect the Company’s capital against the occurrence of such events, it attempts to maintain a diversified portfolio.

Portfolio Company Operating Losses

The Company may have limited information about the financial performance and profitability of some of our portfolio companies. Many of the Company’s portfolio companies are currently experiencing operating losses. There can be no assurance when or if such companies will operate at a profit.

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The Company may be limited in its ability to make follow-on investments, and failure to make follow-on investments in portfolio companies could impair the value of the portfolio

Following an initial investment in a portfolio company, the Company may make additional investments in that portfolio company as “follow-on” investments, in order to: (1) increase or maintain in whole or in part our equity ownership percentage; (2) exercise warrants, options or convertible securities that were acquired in the original or a subsequent financing; or (3) attempt to preserve or enhance the value of our investment. The Company may elect not to make follow-on investments, or may otherwise lack sufficient funds to make those investments or lack access to desired follow-on investment opportunities. The Company has the discretion to make any follow-on investments, subject to the availability of capital resources and of the investment opportunity. The failure to make follow-on investments may, in some circumstances, jeopardize the continued viability of a portfolio company and our initial investment, or may result in a missed opportunity for us to increase our participation in a successful operation. Even if the Company has sufficient capital to make a desired follow-on investment, the Company may elect not to make a follow-on investment because the Company may not want to increase our concentration of risk or because the Company prefers other opportunities. In addition, the Company may be unable to complete follow-on investments in one of the portfolio companies that have conducted an initial public offering as a result of regulatory or financial restrictions.

ADDITIONAL INFORMATION

Additional information relating to the Company may be found on SEDAR at www.sedar.com. Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans is contained in the Company’s management information circular dated May 25, 2018 for the 2018 Annual Meeting of Shareholders. Furthermore, additional financial information is provided in the Company’s financial statements and management discussion and analysis for its financial year ended December 31, 2018.

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SCHEDULE “A”

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF DIFFERENCE CAPITAL FINANCIAL INC. (THE “COMPANY”)

I.	ROLE OF THE COMMITTEE

The audit committee (the “Committee”) is appointed by the board of directors of the Company (the “Board”) to assist the Board to promote and improve the credibility and objectivity of financial reports.

The Committee shall oversee the accounting and financial reporting processes of the Company and review and recommend for approval by the Board the financial statements, management’s discussion and analysis (“MD&A”), annual information form (“AIF”) and interim earnings press releases.

The Committee will manage the relationship between the Company and the external auditors by overseeing the work of the external auditors and by making recommendations to the Board on the engagement, remuneration and termination of the external auditors based on its evaluation of performance.

The Committee shall pre-approve all non-audit services the external auditors propose to provide to the Company.

The Committee shall facilitate and maintain open communications among management of the Company, the external auditors, and the Board.

The Committee shall be responsible for the discharge of such other duties as may be prescribed by regulatory authorities or delegated by the Board.

II.	MEMBERSHIP

The Committee shall be comprised of three or more directors all of whom shall be independent as determined by the Board in conformity with the laws, regulations and listing requirements to which the Company is subject. An independent Committee member is one who has no direct or indirect material relationship with the Company. A material relationship means a relationship which could, as determined by the Board, reasonably interfere with the exercise of a member’s independent judgment. The Chair of the Committee shall be appointed by the Board. A quorum shall consist of two directors.

All members of the Committee shall in the judgment of the Board be “financially literate”. “Financially literate” shall mean the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

III.	MEETINGS

The Committee shall meet at least four times per year and at such other times as any member of the Committee deems necessary to fulfill its responsibilities. The Company’s external auditors will be required to attend the year-end financial statement review meeting. At such meeting, the Committee shall meet separately with management and the external auditors to discuss any matters the committee or any of these parties believe should be discussed privately.

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IV.	REPORTING TO THE BOARD

The Committee shall report on the results of each meeting of the Committee at the next meeting of the Board. All minutes, supporting schedules and data received and reviewed by the Committee are to be available for examination by any member of the Board upon request to the secretary of the Committee.

V.	AUTHORITY

The Committee shall have direct access to all books, records, facilities and personnel of the Company, including to the external auditor as it determines this to be advisable. All employees of the Company are to cooperate as requested by Committee members.

The Committee shall have the authority to retain persons having special expertise in legal, accounting or other matters as it determines to be necessary to assist it in discharging its responsibilities. The Committee shall have the authority to set and pay the compensation of any advisors it engages.

The Board may authorize the Committee to investigate any activity of the Company.

VI.	RESPONSIBILITIES

In the discharge of its role, the Committee will have the responsibility to:

(a)	recommend to the Board the external auditors to be nominated for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and the compensation of the external auditors;

(b)	confirm the external auditors are participants in good standing with the Canadian Public Accountability Board;

(c)	confirm the direct reporting and accountability of the auditors to the Committee and through the Committee to the Board as representatives of the Company’s shareholders;

(d)	pre-approve any non-audit services to be provided by the external auditors and generally assess the independence of the external auditors having reference to the independence standards of the Canadian Institute of Chartered Accountants, whereby the pre-approval requirement may be satisfied if:

(i)	the aggregate amount of all the non-audit services that were not pre-approved constitutes no more that 5% of the total amount of revenues paid by the Company to its external auditors during the fiscal year in which the services were provided;

(ii)	the services were not recognized by the Company at the time of the engagement to be non-audit services; and

(iii)	the services were promptly brought to the attention of the Committee and approved, prior to the completion of the audit, by the Committee or by one or more members of the Committee to whom the Committee may delegate authority to grant such approvals;

(e)	verify the rotation of the lead audit partner and/or the audit partner responsible for reviewing the audit as required by law;

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(f)	review and approve the Company’s hiring policies regarding employees or persons previously employed by the present or former external auditors;

(g)	review the scope of the external auditors’ audit plan and the procedures to be utilized with the external auditors and with management;

(h)	review with management and with the external auditors all major accounting policies and practices adopted, any proposed changes in major accounting policies, the presentation and impact of significant risks and uncertainties, and key estimates and judgments of management that may be material to financial reporting;

(i)	question management regarding significant variances between comparative reporting periods;

(j)	review with management and the external auditors and recommend to the Board the audited annual financial statements and the quarterly financial statements of the Company;

(k)	question management and the external auditors regarding significant financial reporting issues discussed during the fiscal period and the method of resolution;

(l)	review any restrictions imposed by management in performing the external audit or significant accounting issues on which there was a disagreement with management;

(m)	review the post-audit or management letter, containing the recommendations of the external auditors, and management’s response and subsequent follow up to any identified weakness;

(n)	review and recommend for the approval by the Board the AIF, MD&A, news releases and any financial guidance and all public disclosure documents containing audited or unaudited financial information before release;

(o)	review the audit plan issued by the external auditors and subsequent follow up to any identified weakness;

(p)	review with management significant financial risk exposures, the steps taken to monitor and control such exposures and approve any related policies;

(q)	review with management the status of any material pending or threatened litigation;

(r)	inquire of management as to the Company’s disclosure controls and procedures and as to the existence of any significant deficiencies in the design or operation of internal controls and any fraud that involves employees who have a significant role in the Company’s internal controls; and

(s)	review the status of compliance with laws and regulations and the scope and status of systems designed to ensure compliance therewith and receive reports from management, legal counsel and other third parties as determined by the committee on such matters, as well as major legislative risks.

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VII.	ALLOCATION OF RESPONSIBILITIES

Management is responsible for operating the business of the Company and for its internal controls and the financial reporting process. The external auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The external auditors shall report and be accountable to the Committee and through the Committee to the Board as representatives of the Company’s shareholders. The Committee’s responsibility is to monitor and oversee these processes on behalf of the Board. The Committee is not charged with the duty to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles.

The existence of the Committee and the delegation to it of certain powers and duties by the Board does not relieve individual members of the Board from the responsibility of satisfying themselves that the affairs of the Company are being properly conducted.

VIII.	COMPLAINTS

Concerns or complaints submitted to management of the Company, including but not restricted to concerns and complaints which relate to accounting, internal accounting controls or audit matters, shall be referred to the Chair of the Committee. The Committee shall deal with all such internal complaints relating to such matters.

No reprisal, retaliation or disciplinary action shall be taken against employees for reporting, in good faith, such concerns. The Chair of the Committee shall, if requested by the complainant, keep the identity of the complainant in confidence to the extent appropriate or permitted by law.

IX.	ANNUAL REVIEW

The audit committee shall review the adequacy of this Charter on an annual basis and recommend any changes to the Board.

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